CONSULTING AGREEMENT
This CONSULTING AGREEMENT (“Agreement”) is made by and between Precision BioSciences, Inc., a Delaware corporation having a place of business at 302 East Pettigrew Street, Dibrell Building, Suite A-100, Durham, NC 27701 (“Company”), and Dr. Stanley R. Frankel, MD, an individual having an address at [***] (the “Independent Contractor”) as of June 23, 2025 (the “Effective Date”).

The Company desires to retain the services of the Independent Contractor to act as Company’s Clinical Advisor, and the Independent Contractor desires to perform certain services for the Company including review and approval of clinical trial protocols and safety related submissions or concerns among other responsibilities.

In consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties agree as follows:
1.ENGAGEMENT OF SERVICES.
The Company hereby engages the Independent Contractor, and the Independent Contractor accepts the engagement to provide the Company with such consulting, advisory and related services as may reasonably be requested by the Company from time to time (“Services”), including:

•Reviews and approves any clinical protocol, ICF, Data Monitoring Committee (“DMC”) charter and similar amendments/ revisions, including signing such documents where required.

•Reviews all safety-related submissions to regulatory agencies, including DSURs, IND safety reporting, SUSARs, etc.

•Represents the Company from a medical perspective during DMC meetings and reviews all documents and materials for the DMC meetings.

•Presents, discusses, and adjudicates any safety concerns with the DMC as well as investigators.

•Responsible for the review and adjudication of SAEs or emerging safety signals as any arise, including interactions with the investigator and DMC.

•Review and approval of required regulatory communications and/or memorandums.

•Participates in discussions/ reviews involving investigators’ concerns or new safety concerns that may arise during the trial.

•Provides clinical perspective if sites or investigators raise concerns about patient safety or study execution. Monthly review and approval of the safety database, as part of sponsor oversight.
All Services will be performed by Independent Contractor in a diligent and professional manner and may be performed remotely. It is expected that the time commitment to matters relating to the Services, excluding travel, will require approximately forty (40) hours per month, during the Term.

2.CASH COMPENSATION.
In consideration of the Services to be performed by the Independent Contractor under this Agreement, the Company will pay the Independent Contractor (i) a cash retainer of $33,000 per month in exchange for forty (40) hours of Services per month through December 31, 2025, and (ii) the flat rate of eight hundred twenty five dollars ($825) per hour for additional time spent performing the Services during the Term (as defined herein). The Company and the Independent Contractor shall meet no later than December 5, 2025 to negotiate in good faith the amount of the monthly retainer to be applied from January 1, 2026 through the remainder of the Term. The Independent Contractor shall submit monthly written reports of the time spent performing the Services. The Company shall pay the Independent Contractor the amounts due on a monthly basis. The Company will notify the Independent Contractor when aggregate compensation reaches $110,000. Invoices are to be submitted to accounts.payable@precisionbiosciences.com. The Independent Contractor understands and acknowledges that for the Independent Contractor to receive payment, the Company must receive from Independent Contractor a completed and signed IRS Form W-9 or W-8, as applicable, and ACH information.

3.EXPENSES.
The Independent Contractor will be reimbursed for all reasonable and necessary, documented out-of-pocket travel and related business expenses incurred by the Independent Contractor in the performance of the Services (“Expenses”) and in accordance with the Company’s Travel and Expense Policy appended hereto. The Independent Contractor shall provide expense reimbursement statements monthly, and the Company shall reimburse the Independent Contractor within thirty (30) days of receipt thereof.

4.INVENTIONS.
The Independent Contractor agrees that the Independent Contractor will hold in trust for the sole right and benefit of the Company, and hereby assign and transfer to the Company, or to Company’s designee, all rights, title and interest throughout the world in and to any and all inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets, and all intellectual property rights therein, whether or not patentable or registrable under copyright or similar laws, which the Independent Contractor may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during or in connection with the performance of services under this Agreement or with the use of Confidential Information (collectively referred to as “Inventions”). The Independent Contractor will communicate promptly and disclose to the Company, in such form as the Company requests, all information, details and data pertaining to the Inventions; and the Independent Contractor agrees to execute and deliver to the Company such formal transfers and assignments and such other papers and documents as may be necessary or required of the Independent Contractor to permit the Company or any person or entity designated by the Company to file and prosecute the patent applications and, as to copyrightable material, to obtain copyright thereof. The Independent Contractor agrees to keep and maintain adequate and current written records of all Inventions made by the Independent Contractor (solely or jointly with others) during the term of this Agreement and for a period of six (6) months following its termination or expiration. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks, and any other format. The records will be available to and remain the sole property and Confidential Information (as defined below) of the Company at all times, unless there is another agreement to share invention rights in place.

5.REPRESENTATIONS AND WARRANTIES.
The Independent Contractor represents and warrants that the Independent Contractor has the right and unrestricted ability to enter this Agreement and to perform all its obligations contained herein. Without limiting the foregoing, the Independent Contractor represents and warrants that it has the right to assign the entire right, title and interest in and to the Work Product to the Company pursuant to Section 5.

The Independent Contractor and Company understand and agree that it is the Independent Contractor’s responsibility to ensure that the Services provided hereunder do not employ proprietary or confidential information of any third party or make use of a third party’s time or resources, and that the Services contemplated hereunder are in compliance with the Independent Contractor’s other consulting relationships.

6.NO DEBARMENT.
The Independent Contractor represents and warrants that neither Independent Contractor nor any of its employees nor any other person engaged by it to perform the Services:
A.Is presently debarred, disqualified or convicted for a crime for which a person or entity can be debarred under the Generic Drug Enforcement Act of 1992 (21USC335a) or under any similar law or regulation of any country (collectively, the “Acts”);
B.Is presently indicted or otherwise criminally or civilly charged by any government entity with commission of the kinds of conduct for which a person or entity can be debarred or disqualified under the Acts;
C.Will employ or otherwise engage any individual who has been (i) debarred or disqualified or
(ii) convicted of a crime for which a person or entity can be debarred or disqualified under the Acts, in any capacity in connection with the Services.

The Independent Contractor shall immediately notify the Company if it becomes aware of any circumstances that may cause the foregoing representation and warranty to become untrue, including if the Independent Contractor comes under investigation by any governmental agency for debarment or disqualification or is debarred or disqualified.

7.INDEPENDENT CONTRACTOR RELATIONSHIP.
The Independent Contractor’s relationship with the Company is that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship. The Independent Contractor shall not be entitled to any of the benefits that the Company may make available to its employees, including, but not limited to, group health (medical, dental, vision), life and disability insurance (including IDI), hospital indemnity, profit sharing, or retirement benefits. The Independent Contractor is not authorized to make any representation, contract, or commitment on behalf of the Company unless specifically requested or authorized in writing to do so by an executive officer of the Company. The Independent Contractor is solely responsible for, and will file, on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state, or local tax authority with respect to the performance of services and receipt of fees under this Agreement. The Independent Contractor is solely responsible for, and must maintain adequate records of, expenses incurred in the course of performing services under this Agreement. The Company will not withhold for the payment of any social security, federal, state, or any other employee payroll taxes payable with respect to the Independent Contractor. The Company will, as applicable, regularly report amounts paid to the Independent Contractor by filing Form 1099-MISC with the Internal Revenue Service as required by law. In the event that any agency of the United States or other taxing authority should determine that amounts paid as stated in this Agreement were subject to withholding of taxes, Independent Contractor agrees to indemnify and hold the Company harmless for any amount of taxes, interest or penalties that may be found to be due and owing.

8.CONFIDENTIAL INFORMATION.
The Independent Contractor agrees at all times during the Term of this Agreement and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm, corporation or other entity without written authorization of an officer of the Company, any Confidential Information of the Company which is disclosed to the Independent Contractor, or which the Independent Contractor observes, discovers, obtains or creates. The Independent Contractor further agrees not to make copies of such Confidential Information except as authorized by the Company. The Independent Contractor understands that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, development plans, product plans, services, suppliers, and financials, prices and costs, markets, software, developments, inventions, laboratory notebooks, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, licenses, finances, budgets or other business information disclosed or made available to the Independent Contractor by the Company either directly or indirectly in writing, orally or by drawings or observation or created by the Independent Contractor during the term of this Agreement, including any Inventions. The Independent Contractor understands that the term Confidential Information includes, but is not limited to, (i) information pertaining to any aspects of the Company’s business which is either information not known by or available to actual or potential competitors of the Company or is proprietary information of the Company or its customers or suppliers, whether of a technical nature or otherwise; and (ii) any notes, analyses, compilations, studies, interpretations, memoranda, or other documents prepared by the Independent Contractor to the extent that they contain, reflect or are based upon, in whole or in part, any Confidential Information of the Company. The Independent Contractor further understands that Confidential Information does not include any of the foregoing items, if such items become publicly and widely known and made generally available through no wrongful act of the Independent Contractor or of others who were under confidentiality obligations as to the item or items involved. In the event that the Independent Contractor becomes legally compelled to disclose any Confidential Information, the Independent Contractor will provide the Company with prompt written notice of the potential disclosure so that the Company may obtain a protective order and/or waive compliance with the provisions of this Agreement. In the event that such protective order is not obtained, or the Company waives compliance with the terms of this Agreement, the Independent Contractor shall furnish only that portion of the Confidential Information that the Independent Contractor is legally required to disclose and exercise reasonable efforts to obtain reliable assurance that confidential treatment will be afforded to the Confidential Information. The Independent Contractor recognizes that the Company may receive confidential or proprietary information from third parties. The Independent Contractor agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the Independent Contractor’s work for the Company consistent with the Company’s agreement with such third party. At no time should the scope of work, budgets, strategic information, Company product information, or any other information not publicly disclosed be released by the Independent Contractor.

9.DOCUMENTS, EQUIPMENT AND MATERIALS, DATA.
Upon termination of this Agreement for any reason, or at any other time upon the Company’s request, the Independent Contractor will promptly deliver to the Company, without retaining any copies in any form, all documents, materials and property belonging to or furnished to the Independent Contractor by the Company, prepared by the Independent Contractor for the Company or otherwise relating to the Company’s business, including, without limitation, all written and tangible material in the Independent Contractor’s possession incorporating any of Confidential Information except that the Independent Contractor may retain a copy in order to maintain confidentiality obligations hereunder. The Independent Contractor further agrees that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. The Company owns and shall continue to own all right, title and interest in any of the Company’s data, including but not limited to personnel information, information, documents and files, (“Company Data”) provided to the Independent Contractor or accessed by the Independent Contractor in the course of performing the Services. The Independent Contractor shall not use Company Data except as necessary to perform services under this Agreement. The Independent Contractor will maintain commercially reasonably administrative, physical and technical safeguards designed for the protection, confidentiality and integrity of Company Data, with such security measures being at least as rigorous as those the Independent

Contractor uses to protect its own data of a similar nature. Without the Company’s written consent, the Independent Contractor shall not modify Company Data or provide Company Data to any third party. If the Company issues the Independent Contractor a unique account to access Company instruments or Company Data, the Independent Contractor shall be responsible for maintaining the confidentiality of the account and for ensuring that the account is only used by the Independent Contractor. The Independent Contractor is solely responsible for all activities performed from use or access of the Independent Contractor’s account. The Independent Contractor agrees to notify the Company in writing within two (2) business days of any reasonably suspected or known security incident or breach involving Company Data (including but not limited to loss or theft of a device on which Company Data is stored, or unauthorized use or access of the Independent Contractor’s account provided by the Company). Upon the termination or expiration of this Agreement, the Independent Contractor shall discontinue all access to Company Data and return or destroy any tangible embodiments thereof.

10.NO CONFLICT OF INTEREST.
The Independent Contractor represents that he has the right and authority to enter into this Agreement and by doing such will not be in breach of any existing agreements.

11.TERM AND TERMINATION.

A.TERM: The term of this Agreement shall commence as of the Effective Date and end on June 30, 2026, unless this Agreement is extended by mutual written agreement or earlier terminated as provided below (the “Term”). The Independent Contractor’s obligation of confidentiality with respect to any particular item of Confidential Information obtained under this Agreement shall continue subject to Section 8, notwithstanding the termination or expiration of this Agreement.
B.TERMINATION BY COMPANY: The Company may terminate this Agreement at any time, with or without cause, and without prejudice to any right or remedy it may have due to any failure of the Independent Contractor to perform its obligations under this Agreement, including failure to perform Services in a diligent and professional manner, upon thirty (30) days written notice of termination to the Independent Contractor. In the event that the Company terminates the Independent Contractor’s services hereunder, the Company shall (i) promptly pay the Independent Contractor all monies due through the date of notice of termination and (ii) pay the Independent Contractor for non-cancellable Expenses incurred hereunder prior to the date of notice of termination.
C.TERMINATION BY INDEPENDENT CONTRACTOR: The Independent Contractor may terminate this Agreement at any time, with or without cause, upon thirty (30) days written notice of termination to the Company.
D.EFFECT OF TERMINATION; SURVIVAL: Upon notice of termination pursuant to Section 11B or 11C, unless otherwise requested in writing by the Company with respect to the thirty (30) day termination notice period, the Independent Contractor shall stop all work under this Agreement and incur no further expenses hereunder. If the Independent Contractor performs additional Services or incurs additional Expenses at the Company’s written request in such thirty (30) day period, the Company shall pay the Independent Contractor for such Services and reimburse the Independent Contractor for such Expenses. The rights and obligations contained in (“Inventions”), (“Representations and Warranties”), (“Confidential Information”), (“Documents, Equipment and Materials, Data”), (“No Conflict of Interest”), (“Governing Law”) and (“Injunctive Relief for Breach”) shall survive any termination or expiration of this Agreement.

12.PERSONAL INFORMATION DISCLOSURE.
Personally Identifiable Information (“PII”) is information that can be used on its own or with other information to identify, contact, or locate a single person (e.g., name, address, social security number or other identifying number or code, telephone number, email address), or to identify an individual in context. In carrying out the terms of this Agreement, the Company may provide the Independent Contractor’s PII, such as fully executed W-9 forms, to the Company’s third-party vendors or agencies. The Independent Contractor hereby consents to the transmission of such PII by and between the Company and the Company’s third-party vendors or agencies.

13.INDEMNIFICATION
The Company shall defend, indemnify and hold the Independent Contractor harmless from all third party claims, losses, damages, expenses, fees (including reasonable attorneys’ fees), costs and judgments (“Losses”) that may be asserted against or incurred by the Independent Contractor resulting from or arising out of Services that are provided to the Company by the Independent Contractor and to the extent permitted by applicable law. Notwithstanding the foregoing, the Company shall not be obligated to indemnify the Independent Contractor for Losses arising from the Independent Contractor’s gross negligence or willful misconduct, as finally determined in accordance with Section 17 hereof.

14.SUCCESSORS AND ASSIGNS.
The Independent Contractor may not subcontract or otherwise delegate its obligations under this Agreement or assign this Agreement without the Company’s prior written consent, and any attempt without such consent shall be null and void. This Agreement will be for the benefit of the Company’s successors and assigns, and subject to the foregoing sentence, will be binding on the Independent Contractor’s assignees.

15.NOTICES.
Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally;
(i) by overnight courier upon written verification of receipt; (iii) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below or such other address as either party may specify in writing.

16.GOVERNING LAW.

This Agreement shall be governed by and constructed in accordance with the laws of the State of North Carolina, excluding that body of law known as choice of law, and shall be binding upon the parties hereto in the United States and worldwide.

17.MANDATORY ARBITRATION.
    ANY DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT SHALL BE RESOLVED EXCLUSIVELY BY BINDING ARBITRATION IN ACCORDANCE WITH THE THEN EFFECTIVE COMMERCIAL ARBITRATION RULES OF THE AMERICAN ARBITRATION ASSOCIATION. THE DECISION OF THE ARBITRATOR(S) SHALL BE FINAL AND BINDING AND THE PARTIES WAIVE THE RIGHT TO TRIAL BY JURY. Notwithstanding the foregoing, nothing in this Agreement shall be interpreted to prevent either party from seeking injunctive or equitable relief and/or a decree of specific performance in any court of competent jurisdiction.

18.SEVERABILITY.
Should any provisions of this Agreement be held by a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

19.WAIVER.
The waiver by the Company of a breach of any provision of this Agreement by the Independent Contractor shall not operate or be construed as a waiver of any other or subsequent breach by the Independent Contractor.

20.INJUNCTIVE RELIEF FOR BREACH.
The Independent Contractor’s obligations under this Agreement are of a unique character that gives them particular value; breach or any threatened breach of any of such obligations will result in irreparable and continuing damage to the Company for which there will be no adequate remedy at law; and, in the event of such breach, the Company will be entitled to injunctive relief and/or a decree for specific performance, and such other and further relief as may be proper (including monetary damages if appropriate).

21.ENTIRE AGREEMENT.
This Agreement constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter. The terms of this Agreement will govern all services undertaken by the Independent Contractor for the Company. This Agreement may only be changed by mutual agreement of authorized representatives of the parties in writing. This Agreement and any related amendments may be executed and delivered by facsimile or PDF and in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one document.

[signature page follows on the next page]

[Signature Page to Consulting Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

PRECISION BIOSCIENCES, INC.            INDEPENDENT CONTRACTOR

Sign: /s/ Cindy Atwell                    Sign: /s/ Stanley R. Frankel

Name: Cindy Atwell                    Name:     Dr. Stanley R. Frankel

Title: Chief Development & Business Officer        Date: 7/10/2025

Date: 7/10/2025

[Intentionally Omitted – Company’s Travel & Expense Policy]